UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒   Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STONERIDGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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STONERIDGE, INC.
39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
________________

Dear Shareholder:

We invite you to attend our 2023 Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) on Tuesday, May 16, 2023, at 11:00 a.m. (Eastern Time). The Annual Meeting can be accessed by the Internet at www.virtualshareholdermeeting.com/SRI2023. Because the Annual Meeting is virtual and being conducted electronically, shareholders cannot attend the meeting in person.

The purpose of the Annual Meeting is to consider and take action on the following items of business:

(1)To elect nine directors, each for a term of one year;
(2)To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023;
(3)To vote on an advisory resolution to approve executive compensation;
(4)To vote on the frequency of future advisory votes on executive compensation; and
(5)To transact such other business as may be properly brought before the Annual Meeting and any postponement or adjournment thereof.
Record Date. Only shareholders at the close of business on March 24, 2023, the record date, are entitled to notice of and to vote at the Annual Meeting.

We urge you to vote your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.

By order of the Board of Directors,

ROBERT M. LOESCH
Secretary

Dated: April 6, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 16, 2023:

This Proxy Statement and the Company’s 2022 Annual Report to Shareholders are also available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. PLEASE VOTE.

2023 Proxy Statement

STONERIDGE, INC.
2023 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
We are furnishing to our shareholders these proxy materials, which include this Proxy Statement and our 2022 Annual Report to Shareholders, by providing access to them on the Internet at www.proxyvote.com. On or about April 6, 2023 we began mailing shareholders a Notice Regarding Availability of Proxy Materials (“Notice of Internet Availability”) containing important information, including instructions on how to access the proxy materials online and how to vote your shares over the Internet. If you receive a Notice of Internet Availability, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice of Internet Availability.
The Board of Directors is soliciting proxies in connection with the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) and encourages you to read the Proxy Statement and vote your shares by Internet, by telephone call or by mailing your proxy card or voting instruction form.
Stoneridge, Inc. 2023 Annual Meeting Information

Date and Time:	Tuesday, May 16, 2023, at 11:00 a.m. (Eastern Time)
Virtual Meeting:	Access the meeting at www.virtualshareholdermeeting.com/SRI2023
Record Date:	March 24, 2023
Voting:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each Director nominee and one vote for each of the other proposals presented for a vote.
Matters to be Considered:

	Management Proposals	Board Vote Recommendation	Page for more information
1.	Elect nine directors named in this Proxy Statement	FOR ALL	5
2.	Ratify the appointment of Ernst & Young LLP	FOR	10
3.	Provide advisory vote on executive compensation	FOR	12
4.	Provide advisory vote on the frequency of holding an advisory vote on executive compensation	FOR ONE YEAR	13
Company Performance
The global macroeconomic environment in 2022 continued to provide a challenging backdrop for the global transportation industry and our served markets. We were able to navigate this volatile operating environment while at the same time continuing to execute on our long-term strategy of product development that aligns with industry megatrends, by focusing on product platforms that will drive future growth. We continue to work with our customers to preserve gross margin through price increases aligned with current market conditions and are executing on initiatives to reduce supply chain related costs.
Net sales increased by $129.5 million, or 16.8%, compared to the prior year, due to higher sales in our Electronics segment. Our Electronics segment net sales increased primarily due to higher sales volumes in our European commercial, North American commercial, European off-highway and North American off-highway vehicle markets, as well as favorable customer pricing for recoveries of semiconductor spot buy purchases and negotiated price increases offset by unfavorable foreign exchange fluctuations. Our Control Devices segment net sales decreased primarily due to decreases in our China commercial, North American commercial and China automotive vehicle markets. Our European automotive and commercial vehicle markets decreased due to our exit of the PM sensor business. Our Stoneridge Brazil segment net sales decreased due to lower sales in most Stoneridge Brazil product lines offset by favorable foreign currency translation and slightly higher sales of tracking devices and monitoring services.
i

Net income in 2022 decreased by $17.5 million compared to the prior year, primarily due to the 2021 pre-tax gain on sale of the Canton Facility of $30.7 million offset by lower restructuring and business realignment costs of $3.8 million as well as the impact of higher net sales and gross margin in our Electronics segment.

(in thousands, except earnings per share and share price)	2022	2021
Net sales	$899,923	$770,462
Operating income	2,935	15,411
Net (loss) income	(14,056)	3,406
Diluted (loss) earnings per share attributable to Stoneridge, Inc.	(0.52)	0.12
Share Price at December 31	21.56	19.74
Director Nominees
Below is a summary of the director nominees, who are elected for one-year terms. Additional information about each director nominee and his or her qualifications may be found beginning on page 5.

				Committee Memberships
Name	Age	Director Since	Primary Occupation	Independent	AC	CC	NCGC	CEC
James Zizelman	62	2023	President and CEO of Stoneridge, Inc.
Ira C. Kaplan	69	2009	Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP	✔		✔	✔	✔
Kim Korth	68	2006	President and CEO of 6th Avenue Group	✔		C	✔
William M. Lasky	75	2004	Retired, Former President and CEO and Board Chair of Accuride Corporation and Former President and CEO and Board Chair of JLG Industries, Inc.	L	✔	✔	C
George S. Mayes, Jr.	64	2012	Self-employed business consultant	✔			✔	C
Carsten J. Reinhardt	55	2023	Self-employed business consultant	✔	✔		✔
Sheila Rutt	54	2023	Chief Human Resources Officer of Culligan International	✔		✔		✔
Paul J. Schlather	70	2009	Self-employed business consultant	✔	✔			✔
Frank S. Sklarsky	66	2021	Retired, Former Executive Vice President and Chief Financial Officer of PPG Industries, Inc.	✔	C			✔

AC	Audit Committee	C	Committee Chairperson
CC	Compensation Committee	L	Lead Independent Director
NCGC	Nominating and Corporate Governance Committee
CEC	Compliance and Ethics Committee
Ratification of the appointment of Ernst & Young LLP
We are asking our shareholders to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2023. For more information, see page 10.

Executive Compensation Highlights
Our executive compensation program is designed to attract, retain, motivate and reward talented executives who advance our strategic, operational and financial objectives and, thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•Attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
•Align total compensation with the objectives and strategies of our business and shareholders.
Key elements of our 2022 compensation program were as follows:
•Base Salary. Base salary has been targeted at the 50th percentile of our comparator group.
•Annual Incentive Plan (AIP). The 2022 AIP was comprised of consolidated and, where appropriate, divisional financial performance metrics. In addition, there is an individual performance component.
•Long-Term Incentive Plan (LTIP). Long-term incentives were awarded under our Long-Term Incentive Plan for 2022 and targeted at approximately the 50th percentile of our comparator group. These awards will vest in three years and weight performance-based share units (“Performance Shares”) more heavily than time-based restricted share units (“RSUs”), and are allocated as follows: 25% of the Performance Shares vest subject to our Total Shareholder Return (“TSR”) over a three-year period compared to a group of peer companies; 20% vest based on our earnings per share (“EPS”) relative to budget over the three-year performance period; 10% vest based on our return on invested capital (“ROIC”) relative to budget over the three-year performance period; and 45% are RSUs that vest based on the passage of time.
For more information related to our executive compensation program, see page 21.
Corporate Governance Highlights
We believe that good corporate governance is key to achieving long-term shareholder value. We have adopted practices and policies that we believe serve the best interests of the Company and our shareholders, including:
•8 out of 9 director nominees are independent directors
•Ongoing Board refreshment process; added two new independent directors since the 2022 Annual Meeting of Shareholders, one of whom is gender diverse
•Independent Chairman of the Board who serves as the Board’s Lead Independent Director
•33% percent of our Board director nominees are ethnic/gender diverse
•Separation of the Chief Executive Officer and Chairman of the Board roles
•Annual Election of Directors
•Majority Voting Principle in uncontested director elections
•Independent directors regularly meet in executive session without management
•All Committee members are independent
•Shareholders’ ability to communicate with the Board
•Single class of stock with equal voting rights; one vote per Common Share
•Board establishment of a separate Compliance and Ethics Committee to oversee our Integrity Program
•Robust Integrity Program
•Code of Conduct
•Whistleblower Policy and integrity helpline reporting available in multiple languages
•Corporate Governance Guidelines

•Annual Board and Committee self-evaluations
•Meaningful stock ownership requirement for senior management and directors
•Annual advisory vote on named executive officer compensation
•Insider Trading Policy, including prohibition against hedging and pledging of Company stock
•Review and approval of related party transactions
•Adoption of a Modern Slavery Act Statement
Board Oversight of our Human Capital Management
The Board is actively engaged in oversight of the Company’s human capital management. Annually, the Board meets to review our succession strategy and leadership pipeline for key roles, including our President and Chief Executive Officer. In addition, the Board regularly receives reports from the Chief Human Resources Officer and Assistant General Counsel and is briefed on our employee engagement survey results. Board members also are active partners, engaging and spending time with our high potential leaders throughout the year at Board meetings and other events. The Board’s Compensation Committee oversees compensation and seeks to ensure it is aligned with creating long-term shareholder value. The Board’s Compliance and Ethics Committee oversees our global compliance programs, in part, to ensure all employees are treated fairly and with respect.
Oversight of Environmental, Social and Governance (ESG) Management
The Board provides oversight and guidance of the Company’s ESG-related initiatives, and the Board Committees have various responsibilities connected to ESG matters. For example, the Board’s Compliance and Ethics Committee provides oversight of the Company’s ESG policies, strategies and performance related to sustainability matters, corporate social responsibility, ethics and compliance. The Company’s Director of Compliance and Environmental Health and Safety (EH&S), reporting to the Chief Human Resources Officer and Assistant General Counsel, drives our ESG efforts and provides quarterly updates to the Compliance and Ethics Committee on the Company’s sustainability initiatives, including the efforts of the internal cross-functional ESG Committee comprised of Compliance, EH&S, Procurement and Investor Relations representatives.

STONERIDGE, INC.
PROXY STATEMENT
________________
The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Company shareholder on matters to be voted on at our Annual Meeting of Shareholders to be held on Tuesday, May 16, 2023, at 11:00 a.m. (Eastern Time), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held virtually. You can attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/SRI2023. You will need to have your 16-digit Control Number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
We are mailing shareholders a Notice of Internet Availability containing instructions on how to access the Proxy Materials and how to vote online on or about April 6, 2023.
Annual Report; Internet Availability
We are furnishing our proxy materials, which include this Proxy Statement, our Notice of Annual Meeting of Shareholders and our 2022 Annual Report to Shareholders to shareholders by providing access to the proxy materials on the Internet at www.proxyvote.com. The Company anticipates that the Notice of Internet Availability in connection with our proxy solicitation materials will first be mailed on or about April 6, 2023 to all shareholders entitled to vote at the Annual Meeting and we will post our proxy materials on the website referenced in the Notice of Internet Availability. As more fully described in the Notice of Internet Availability, all shareholders may choose to access our proxy materials on the website referred to in the Notice of Internet Availability or may request to receive, without charge, a printed set of our proxy materials.
Solicitation of Proxies
The Board is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained D.F. King & Co., Inc. at an estimated cost of $45,000, plus expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition, our employees, without any additional remuneration, may solicit proxies by telephone or other electronic means. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation material.
Proxies
The common shares represented by your proxy will be voted in accordance with the instructions indicated on your proxy card. In the absence of any such instructions, they will be voted to (i) elect the director nominees set forth under “Election of Directors”; (ii) ratify the appointment of Ernst & Young LLP as our registered public accounting firm for 2023; (iii) approve on an advisory basis the compensation of our Named Executive Officers and (iv) approve on an advisory basis the “1 YEAR” frequency of an advisory vote on executive compensation.
No business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with their judgment.

Revocation of Proxies
Your participation at the Annual Meeting, without further action, will not revoke your proxy. However, if you are a registered shareholder you may revoke your proxy at any time before it has been exercised by:
•signing and delivering a later-dated proxy;
•voting again by Internet or telephone prior to 11:59 p.m. (Eastern Time) on May 15, 2023 (only the latest vote you submit will be counted);
•giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders (the notification must be received by the close of business on May 15, 2023); or
•voting at the Annual Meeting.
If you hold your common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.
Virtual Shareholder Meeting
Holding a virtual Annual Meeting provides expanded access, improved communication and potential cost savings to our shareholders and our Company. We believe that holding a virtual Annual Meeting will enable more shareholders to attend and participate in the meeting because our shareholders can fully participate from any location with Internet access.
The Annual Meeting will be conducted exclusively online via live, audio-only, webcast, allowing all of the Company’s shareholders the option to participate in the live, online shareholder meeting from any location convenient to them. Only shareholders at the close of business on the record date may attend, vote and ask questions at the Annual Meeting by following the instructions provided. The virtual Annual Meeting can be accessed by visiting:
www.virtualshareholdermeeting.com/SRI2023
You will need to have your 16-digit Control Number included on our Notice of Internet Availability and/or your proxy card (if you received a printed copy of the proxy materials) to join and participate in the Annual Meeting. If you hold any of your shares through a bank, broker or other holder of record (i.e., in street name) the control number is issued to you by your bank, broker or other holder of record.
We encourage you to access the Annual Meeting before the start time of 11:00 a.m. (Eastern Time), on May 16, 2023. Please allow ample time for online check-in, which will begin at 10:30 a.m. (Eastern Time) on May 16, 2023.
If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/SRI2023.
Shareholders who participate in the virtual Annual Meeting by means of the hyperlink above will be deemed to be “present in person,” as such term is used in this Proxy Statement, including for purpose of determining a quorum and counting votes.
Record Date and Voting Eligibility
Only shareholders at the close of business on the record date, March 24, 2023, are entitled to receive notice of the Annual Meeting and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 27,512,239 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.
Voting
The Board is asking for your proxy in advance of the Annual Meeting. Giving your proxy means you authorize the individuals designated as proxies to vote your common shares at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your common shares in one of several ways, depending on how you hold your shares.

Shareholders of Record
If your common shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares and you may vote:
•By Telephone. You may vote by telephone by calling toll-free 1-800-690-6903 on a touch-tone phone until 11:59 p.m. Eastern Time on May 15, 2023. Please have your Notice of Internet Availability or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.
•By Internet. You may vote your shares by proxy by visiting the website www.proxyvote.com until 11:59 p.m. Eastern Time on May 15, 2023. Please have your Notice of Internet Availability or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.
•By Mail. If you have requested or receive paper copies of our proxy materials by mail, you may vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. Mailed proxy cards with respect to shares held of record should be mailed to allow sufficient time for delivery and tabulation. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.
•At the Annual Meeting. You may vote your shares by attending the Annual Meeting by accessing www.virtualshareholdermeeting.com/SRI2023 and voting using the 16-digit control number included on your proxy card and/or on your Notice of Internet Availability. However, you are encouraged to vote in advance of the Annual Meeting by mail, telephone or Internet even if you plan to participate in the Annual Meeting via the Internet.
Street Name Holders
•If you hold any of your shares through a bank, broker or other holder of record (i.e., in street name), you may be able to authorize your proxy for those shares by telephone, the Internet or mail. You should follow the instructions you receive from your bank, broker or other holder of record to vote these shares. If you are a street name holder and wish to vote during the virtual annual meeting you may use the 16-digit control number provided by your bank, broker or other holder of record. However, you are encouraged to vote in advance of the Annual Meeting by telephone, Internet or mail even if you plan to participate in the Annual Meeting via the Internet.
•If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023 (“Proposal 2”). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (“Proposal 1”), the advisory vote to approve the compensation of our Named Executive Officers (“Proposal 3”) or the advisory vote to approve the frequency of holding an advisory vote on our executive compensation (“Proposal 4”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 3, 2023 (director Shelia Rutt was elected on March 8, 2023), by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) all of our executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Frontier Capital Management Co., LLC(2)	1,927,745	7.0%
BlackRock, Inc.(3)	1,924,502	7.0
Cooper Creek Partners Management LLC(4)	1,858,838	6.8
Cooke & Bieler LP(5)	1,512,609	5.5
Dimensional Fund Advisors LP(6)	1,429,458	5.2
Thrivent Financial for Lutherans(7)	1,372,083	5.0
Jeffrey P. Draime(8)	456,841	1.7
Jonathan B. DeGaynor(9)	280,550	1.0
Paul J. Schlather(10)	148,164	*
William M. Lasky	122,127	*
Ira C. Kaplan(11)	79,179	*
Kim Korth	73,227	*
George S. Mayes, Jr.	62,247	*
Laurent P. Borne(12)	45,718	*
Frank S. Sklarsky	9,818	*
James Zizelman	9,818	*
Susan C. Benedict(13)	5,909	*
Matthew R. Horvath(14)	3,661	*
Carsten J Reinhardt	—	*
All Executive Officers and Directors as a Group (18 persons)	1,337,586	4.9
*    Less than 1%
(1)Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.
(2)According to a Schedule 13G filed with the SEC by Frontier Capital Management Co., LLC. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.
(3)According to a Schedule 13G/A filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)According to a Schedule 13G filed with the SEC by Cooper Creek Partners Management LLC. The address of Cooper Creek Partners Management LLC is 501 Madison Avenue, Suite 302, New York, NY 10022.
(5)According to a Schedule 13G filed with the SEC by Cooke & Bieler LP. The address of Cooke & Bieler LP is Two Commerce Square 2001 Market Street, Suite 4000, Philadelphia, PA 19103.
(6)According to a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(7)According to a Schedule 13G/A filed with the SEC by Thrivent Financial for Lutherans. The address of Thrivent Financial for Lutherans is 901 Marquette Avenue, Suite 2500, Minneapolis, MN 55402.
(8)Represents 347,714 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 109,127 common shares owned by Mr. Draime directly.
(9)Includes 65,124 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 9, 2023.
(10)Represents 62,500 common shares held in an IRA for the benefit of Mr. Schlather, 76,714 common shares held in a trust, of which Mr. Schlather is trustee and 8,950 common shares owned by Mr. Schlather directly.
(11)Represents 69,361 common shares held in a trust, of which Mr. Kaplan is trustee and 9,818 common shares owned by Mr. Kaplan directly.
(12)Includes 3,371 and 26,901 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 8, 2023 and March 9, 2023, respectively.
(13)Includes 4,788 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 9, 2023.
(14)Includes 1,381 time-based share units, which vest and are payable in common shares on a one-for-one basis on March 9, 2023.

PROPOSAL ONE: ELECTION OF DIRECTORS
In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors at the date of this Proxy Statement is fixed at ten. In addition, in accordance with the Company’s Amended and Restated Code of Regulations, the number of directors will be reduced to nine effective at the start of the Annual Meeting. At the Annual Meeting, shareholders will elect nine directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the nine nominees identified below be elected to the Board. At our Annual Meeting, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the nine nominees hereinafter named.
Mr. Jeffrey P. Draime, who will continue to serve on the Company’s Board up until the 2023 Annual Meeting, was not re-nominated for election to the Board at the Annual Meeting. The Company thanks Mr. Draime for his many years of valuable service as a Board member.
Directors are elected by a plurality of the votes cast at the Annual Meeting. Plurality means that the nominees who receive the most votes cast “For” their election are elected as directors. Votes withheld and broker non-votes will not affect the election of directors. Broker non-votes will be counted as “Present” for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not be counted as “For” or “Withheld” from any nominee. The maximum number of nominees to be elected is nine and the proxies cannot be voted for a greater number of persons than the number of nominees named. Shares not voted will have no impact on the election of directors. At our Annual Meeting, the common shares represented by proxies, unless otherwise specified, will be voted “For” the election of the nine nominees hereinafter named.
Majority Voting Principle. Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “Withheld” than votes “For” must promptly offer his or her resignation. The Board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Committee’s recommendation within 90 days after the Annual Meeting, and the Board’s decision will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the Board’s discussion or vote.
The director nominees nominated by the Board are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote FOR the following nominees.
Nominees to Serve for a One-Year Term Expiring in 2024

Ira C. Kaplan	Mr. Kaplan, 69, has served as a director since 2009. Since January 2015 he has served as the Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP, a national law firm, and served as the Managing Partner from 2008 until 2014. He is a member of the firm’s Executive Committee and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan counsels clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight on best practices to the Board, in addition to his professional experiences, which strengthen the Board’s collective qualifications, skills and experience.

Kim Korth	Ms. Korth, 68, has served as a director since 2006. Since July 2022, Ms. Korth has served as the Chief Executive Officer of Engauge Workforce Solutions LLC, a staffing and contract manufacturing firm. Since June 2017, Ms. Korth has served as the President and Chief Executive Officer of 6th Avenue Group, a firm focused on improving the sustainability and adaptability of small to medium manufacturing and distribution firms. Prior to that, from December 2012 until May 2017, Ms. Korth was the President and Chief Executive Officer and a director of Techniplas LLC, a privately held international group of plastics-focused manufacturing businesses. Prior to that, she served as President, Chief Executive Officer and as a director of Supreme Corporation, a manufacturer of truck and van bodies, from 2011 to 2012. Ms. Korth was the founder and owner of IRN Inc. from 1983 to 2014, a well-known firm focused on automotive supplier strategy issues.

Ms. Korth is a member of the board of directors and a member of the Audit Committee of Unique Fabricating, Inc., (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer markets.

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight on industry trends and expectations to the Board, which strengthens the Board’s collective qualifications, skills and experience.

William M. Lasky	Mr. Lasky, 75, has served as a director since 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He served as the Chairman of the Board of Accuride from 2009 to 2012. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

Mr. Lasky has served on the Board of Directors of NUARI since 2019. NUARI is a federally chartered 501(c)(3) non-profit that serves the national public interest through the interdisciplinary study of critical national security issues including rapid research, development, and education in cybersecurity, defense technologies, and information advantage. From 2011 through 2016, Mr. Lasky also served as a director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board, which strengthen the Board’s collective qualifications, skills and experience.

George S. Mayes, Jr.	Mr. Mayes, 64, has served as a director since 2012. Mr. Mayes currently provides independent business consulting services. Previously, Mr. Mayes served as Executive Vice President and Chief Operating Officer of Diebold, Inc., a provider of integrated self-service delivery and security systems and services, from 2013 to 2015. Prior to that, he served as Executive Vice President of Operations from 2008, as Senior Vice President, Supply Chain Management from 2006 to 2008, and as Vice President, Global Manufacturing upon joining Diebold, Inc. in 2005. Since March 2021, Mr. Mayes has been a member of the board of directors of Forward Air Corporation (NASDAQ: FWRD), a leading asset-light freight and logistics company that provides services across the United States and Canada.

Mr. Mayes has extensive experience in lean manufacturing and Six Sigma processes and has managed manufacturing facilities in Canada, Mexico, France, Hungary, Brazil, China, Poland, Italy and the United States.

The Company believes that Mr. Mayes should serve as a director because he provides in-depth knowledge of manufacturing and operations, business acumen and leadership to the Board, which strengthen the Board’s collective qualifications, skills and experience.

Carsten J. Reinhardt	Mr. Reinhardt, 55, was elected to the Board of Directors on February 21, 2023. Mr. Reinhardt currently provides independent business consulting services that support on enterprise strategy, operations improvement, sales growth, product management, human capital development, and M&A to various public and private companies in Europe and North America. From 2012 to 2016, Mr. Reinhardt served as President and Chief Executive Officer of Voith Turbo and as a Member of the Board of Management of Group of Voith GmbH, Heidenheim, Germany. Prior to that, from 2006 to 2011, Mr. Reinhardt served as an officer at Meritor Inc. as President of Commercial Vehicle Systems (2006 to 2009) and as Chief Operating Officer (2009 to 2011), with global responsibility for Meritor’s business segments including commercial truck, industrial/off-highway and aftermarket/trailer as well as manufacturing, research and development, purchasing and quality. From 1993 to 2006, Mr. Reinhardt served in various capacities at Daimler AG with increasing levels of responsibilities, concluding as President and Chief Executive Officer of Detroit Diesel Corporation from 2003 to 2006.

From October 2016 to present, Mr. Reinhardt has served as the Vice Chairman of the Board of Grundfos Holdings A/S, Bjerringbor, Denmark, a privately-held global market leader providing fluid management and water treatment solutions. From April 2017 to present, Mr. Reinhardt has served as a member of the Supervisory Board and a member of the Audit Committee of SAF-Holland SE, Bessenbach, Germany. SAF-Holland is a public trading company in Germany and a leading Tier 1 supplier to the commercial vehicle industry. Mr. Reinhardt also serves as chairman of the advisory board for Tmax Holding GmbH, Mannheim, Germany, a specialty supplier of high-temperature insulation technologies, and is a member of the advisory board for Beinbauer Automotive GmbH, Buchlberg, Germany, a machining supplier to commercial vehicle and off-highway OEMs.

The Company believes that Mr. Reinhardt should serve as a director because he provides in-depth industry knowledge in the Company’s business, especially the commercial vehicle industry, business acumen and leadership to the Board as a result of his three decades of experience in the commercial vehicle and automotive industries, including executive leadership roles with some of the world’s leading commercial vehicle manufacturers and suppliers. Mr. Reinhardt’s background and experience strengthen the Board’s collective qualifications, skills and experience.

Sheila Rutt	Ms. Rutt, 54, was elected to the Board of Directors on March 8, 2023. Ms. Rutt has served as the Chief Human Resources Officer of Culligan International, a water treatment and filtration company, since 2021. From 2017 to 2020, Ms. Rutt was Executive Vice President, Chief Human Resources Officer of RR Donnelley (NYSE: RRD), a Fortune 500 global integrated communication company providing marketing solutions, multichannel business communications, commercial printing and related services. Prior to that from 2000 to 2017, Ms. Rutt spent 17 years with Diebold Nixdorf Incorporated (NYSE: DBD), a company that automates, digitizes and transforms the way people bank and shop, serving in a variety of management roles, ultimately serving as the Chief Human Resources Officer (2005-2017).

The Company believes that Ms. Rutt should serve as a director because she is a recognized leader in human resource management, in structuring transforming organizations, as well as elevating and enhancing a company’s corporate culture. The Board believes that Ms. Rutt’s experience will help the Company continue to foster a performance-based and inclusive culture focused on accountability and collaboration and that her background and experience will assist the Board with the Company’s transformation and long-term strategy. Ms. Rutt’s background and experience strengthen the Board’s collective qualifications, skills and experience.

Paul J. Schlather	Mr. Schlather, 70, has served as a director since 2009. Mr. Schlather currently provides independent business consulting services. Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008. Mr. Schlather also serves on the boards of five closely held businesses.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board, which strengthen the Board’s collective qualifications, skills and experience.

Frank S. Sklarsky	Mr. Sklarsky, 66, has served as a director since 2021. Mr. Sklarsky currently serves on the board of directors of the privately held company Nexa3d, Inc., and is a member of the board of trustees and a member of the executive committee and chairman of the investment committee at Rochester Institute of Technology. From 2018 to 2022, Mr. Sklarsky was a director and chairman of the audit committee at the privately held company Cenveo Worldwide Ltd. From 2012 to 2017, Mr. Sklarsky was a director and a member of the audit and compensation committees of Harman International (NYSE: HAR). From 2013 to 2017, Mr. Sklarsky served as Executive Vice President and Chief Financial Officer of PPG Industries, Inc. (NYSE: PPG). From 2010 to 2012, he was Executive Vice President and Chief Financial Officer of Tyco International. From 2006 to 2010 he was Executive Vice President and Chief Financial Officer of Eastman Kodak Company (NYSE: KODK). From 2004 to 2006, he was Executive Vice President and Chief Financial Officer of Conagra Foods, Inc (NYSE: CAG). Earlier in his career, Mr. Sklarsky spent 20 years with Chrysler and DaimlerChrysler, serving in a series of management roles, ultimately rising to the position of vice president, Finance – Product Quality, Cost Management and Procurement. He also served in executive finance positions with Dell, Inc. He started his career as a CPA at Ernst & Young LLP.

Mr. Sklarsky qualifies as an audit committee financial expert due to his extensive accounting and financial background built through his experience in public accounting and his service as CFO at several large public companies. In his prior chief financial officer positions at four fortune 200 companies, Mr. Sklarsky was intimately involved in oversight and discussions with the firms’ IT departments related to cybersecurity matters. In addition to his professional, accounting and finance experience described above, the Company believes that Mr. Sklarsky should serve as a director because he provides vast experience in CFO roles, as well as the comprehensive management and leadership experience he has gained as a senior executive at multiple global corporations, which strengthen the Board’s collective qualifications, skills and experience.

James Zizelman
Mr. Zizelman, 62, is the President and Chief Executive Officer (“CEO”) of the Company and has served in this role since January 2023. Prior to that Mr. Zizelman served as President of the Control Devices Division since April 2020. Previously, Mr. Zizelman served as the Vice President of Engineering and Program Management for Aptiv from December 2017 to March 2019. Mr. Zizelman was employed at Delphi for more than 20 years, where he was last a Vice President of Engineering from 2016 to 2017.

The Company believes that Mr. Zizelman should serve as a director because he provides services as the Company’s President and Chief Executive Officer and because his extensive career in the automotive industry has spanned all phases of engineering, operations leadership, corporate strategy and business leadership. He brings expertise related to development and production of products and technologies. He provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee of the Board currently anticipates appointing Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2023. For 2022, EY was engaged by us to audit our annual financial statements, assess our internal control over financial reporting and to perform audit-related and tax services. We expect that representatives of EY will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its anticipated selection of EY to serve as our independent registered public accounting firm for 2023.
Although ratification by shareholders is not legally required, the Board believes that the submission is an opportunity for the shareholders to provide feedback on an important issue of corporate governance. If our shareholders do not approve the appointment of EY, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee, but will not require the Audit Committee to appoint a different accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2023 if it determines that such a change would be in the best interests of the Company and our shareholders.
Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at our Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal, however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.
The Board of Directors recommends that you vote FOR Proposal Two.
Service Fees Paid to the Registered Public Accounting Firm
For the fiscal years ended December 31, 2022 and 2021 we retained EY to provide services in the following categories and amounts. The Audit Committee has considered the scope and fee arrangements for all services provided by EY, taking into account whether the provision of non-audit-related services is compatible with maintaining EY’s independence.

	2022	2021
Audit Fees	$2,032,000	$1,832,100
Audit Related Fees	123,100	308,200
Tax Fees	308,100	260,400
Total Fees	$2,463,200	$2,400,700
Audit Fees. Audit fees include services associated with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, international statutory audits and other services that are normally provided by the independent registered accountants in connection with regulatory filings.
Audit Related Fees. Audit Related fees include services associated with assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements, and consist primarily of due diligence services in connection with acquisitions and divestitures and other attest services.
Tax Fees. Tax fees relate to tax planning, domestic and international tax compliance and tax advice.

Pre-Approval Policies and Procedures
The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and inform the Audit Committee at the next scheduled meeting.
All services provided by EY during fiscal year 2022, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.
Audit Committee Report
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, our reporting practices, and the quality and integrity of the financial reports and other financial information provided by us to any governmental body or to the public. Management is responsible for the financial statements and the financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for conducting audits and reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles, and auditing and reporting on the Company’s effectiveness of internal controls over financial reporting. The Audit Committee is comprised of four directors, each of whom is “independent” for audit committee purposes under the listing standards of the NYSE.
In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2022, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, EY, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communication with the Audit Committee concerning independence. The Audit Committee discussed EY’s independence with EY. The Audit Committee also considered whether the provision of non-audit services by EY is compatible with maintaining EY’s independence.
The Audit Committee discussed with our Internal Audit Director and EY the overall scope and plans for their respective audits. The Audit Committee also met with the Internal Audit Director and EY, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.
Based on the above-referenced review and discussions with management, the Internal Audit Director and EY, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements for fiscal 2022 be included in the Company’s Annual Report on Form 10-K filed with the SEC.
The Audit Committee
Frank S. Sklarsky, Chairman
Ira C. Kaplan
William M. Lasky
Paul J. Schlather

PROPOSAL THREE: SAY-ON-PAY
As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) we provide our shareholders with the opportunity to cast an annual advisory non-binding vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “Say-On-Pay” proposal). We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.
At the Company’s 2022 Annual Meeting of Shareholders, 98% of the votes cast on the Say-On-Pay proposal voted in favor of the proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.
Our goal for the executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives to provide operational and strategic leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes performance-based compensation and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.
Base compensation is aligned to be competitive in the industry in which we operate. Performance-based compensation (cash and equity) represents 55-80% of each Named Executive Officer’s target compensation opportunity, with long-term incentives representing the largest portion of compensation. Targets for incentive compensation are based on financial performance targets and increasing shareholder value.
The Compensation Committee retains the services of an independent compensation consultant to advise the Committee on competitive compensation and compensation practices.
The Board recommends that shareholders vote FOR the following resolution:
“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future decisions regarding executive compensation.
Vote Required for Approval
The affirmative vote of a majority of the common shares present or represented by proxy and voting at the Annual Meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

PROPOSAL FOUR: SAY-ON-PAY FREQUENCY
As required under the Dodd-Frank Act and Section 14A of the Exchange Act, we are also asking you to cast an advisory (non-binding) vote recommending the frequency with which we should hold future shareholder advisory votes on the compensation of our Named Executive Officers.
This advisory vote, commonly known as a “Say-on-Frequency” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct a Say-on-Pay vote. You may vote for future Say-on-Pay votes to be held every “1 YEAR,” “2 YEARS” or “3 YEARS” or abstain from voting in response to this proposal.
We believe you should vote for us to conduct Say-on-Pay votes every year (1 YEAR). Before you vote, we encourage you to consider the following:
•a vote every year provides shareholders with the most immediate and direct way to provide input with respect to the Company’s current compensation arrangements;
•a vote every year promotes the highest degree of transparency regarding our compensation structure;
•a vote every year is consistent with best practices and good corporate governance;
•many of the leading shareholder advisory firms and institutional shareholders have publicly announced their support for annual Say-on-Pay votes; and
•the majority of the Company’s shareholders voted in 2017 (the last Say-on-Frequency vote) to have a Say-on-Pay vote every year (i.e., for 1 Year) and subsequent to that vote the Company has included a Say-on-Pay vote every year.
Although the Say-on-Frequency vote is non-binding, the Board will consider the vote results in determining the frequency of future Say-on-Pay votes. However, the Company currently expects to continue to hold the Say-on-Pay vote annually.
For these reasons, the Board recommends that shareholders vote for us to conduct the required shareholder advisory vote on named executive officer compensation every year (1 YEAR) on Proposal Four.
Vote Required for Approval
The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting is required for approval of the option selected. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of the proposal. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against each of the three options (1 YEAR, 2 YEARS, OR 3 YEARS). In the event that no option receives a majority of the votes cast, the Company will consider the option that receives the highest number of votes to be the frequency recommendation by shareholders.

CORPORATE GOVERNANCE
Corporate Governance Documents and Committee Charters
The Company’s Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics Committees are posted on our website at www.stoneridge.com.
Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at the address listed on the Notice of Annual Meeting of Shareholders.
Corporate Ethics Hotline
We established a corporate ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting or auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.
Director Independence
The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors or nominees for election as a director are independent:

Jeffrey P. Draime	William M. Lasky	Sheila Rutt
Ira C. Kaplan	George S. Mayes, Jr.	Paul J. Schlather
Kim Korth	Carsten J. Reinhardt	Frank S. Sklarsky
Annual Board and Committee Self-Evaluations
Our Corporate Governance guidelines require that the Board and each Committee conduct an annual self-evaluation. The self-evaluations are intended to facilitate a candid assessment and discussion by the Board and each Committee of its effectiveness as a group in fulfilling its responsibilities. Each year the Board and each Committee conduct a self-evaluation/assessment using questionnaires to facilitate the evaluation. The Board and each Committee then reviews a summary of the questionnaires in connection with discussions to determine which areas the Board and Committee would like to focus on during the coming year to enhance its effectiveness.
The Board of Directors’ Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, cybersecurity and information security risks and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the Committees regarding risk oversight in their areas of responsibility.
The Board of Directors’ Role in Ethics and Compliance
The Company is committed to a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics. The Board established the Compliance and Ethics Committee to assist the Board in overseeing (i) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Company’s Code of Conduct and Stoneridge Integrity Program Charter, and (ii) the Company’s compliance with legal and regulatory requirements.

Oversight of Human Capital Management
The Company strives to create a welcoming work environment and inclusive culture that allows all of our employees to feel valued and have the confidence to do their jobs well. The Board understands the importance of an inclusive, performance-driven culture to our ongoing success and is actively engaged with our President and Chief Executive Officer and our Chief Human Resources Officer and Assistant General Counsel across a broad range of human capital management topics. On an annual basis, the Board reviews the results of our annual talent review process and succession plans for our President and Chief Executive Officer and our other executive officers. In addition, talent strategy and the results of employee engagement surveys are regularly discussed with the Board, including retention, engagement and talent development.
Oversight of Environmental, Social and Governance (ESG) Management
The Board provides oversight and guidance of the Company’s ESG-related initiatives, and the Board Committees have various responsibilities connected to ESG matters. For example, the Board’s Compliance and Ethics Committee provides oversight of the Company’s ESG policies, strategies and performance related to sustainability matters, corporate social responsibility and ethics and compliance. The Company’s Director of Compliance and Environmental Health and Safety (EH&S), reporting to the Chief Human Resources Officer and Assistant General Counsel, drives our ESG efforts and provides quarterly updates to the Compliance and Ethics Committee on the Company’s sustainability initiatives including the efforts of the internal cross-functional ESG Committee comprised of Compliance, EH&S, Procurement and Investor Relations representatives.
Cybersecurity, Information Security and Data Privacy
The Board’s Audit Committee oversees the Company’s information security, cybersecurity and data privacy risk management program, including the review of risk exposures and management’s plan to monitor and mitigate such exposures. The Chief Information Officer leads this program and provides updates to the Audit Committee at least once per year focusing on strategy, program governance, internal controls and risk assessments. Additionally, ad-hoc matters of interest, key risks and relevant industry news are provided to the Board and Audit Committee throughout the year as needed.
The Company’s cybersecurity activities align to the Center for Internet Security and Cybersecurity Controls (CIS).
The Board receives cybersecurity awareness training on a periodic basis. All employees assigned to a Stoneridge computer are required to complete cybersecurity awareness training two times per year. This training is to raise awareness of typical security risks as well as new and evolving risks to our Company.
Anti-Hedging Policy
Our Insider Trading Policy prohibits Company directors, officers and key employees covered by the pre-clearance procedures of the Insider Trading Policy from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including transactions in prepaid variable forward contracts, equity swaps, collars, exchange funds, put options, call options or other derivative securities, on an exchange or in any other organized market.
Anti-Pledging Policy
Our Insider Trading Policy prohibits directors, officers and key employees covered by the pre-clearance provisions of the Insider Trading Policy from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
The Board of Directors
In 2022 the Board held six meetings. Each Board member attended at least 75% of the meetings of the Board and of the Committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our directors attended the 2022 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. The Board’s independent directors meet regularly in executive session. Other than Mr. Zizelman, the Company’s President and CEO, all directors are independent.

Leadership of the Board
The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes it is in the best interest of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company and our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time focusing on the strategic direction and management of our day-to-day operations.
Committees of the Board
The Board has four standing Committees to facilitate and assist the Board in the execution of its responsibilities. These Committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance and Ethics Committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics Committees is independent as defined under the listing standards of the NYSE. The table below shows the current composition of the Board’s Committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance and Ethics Committee
William M. Lasky	Jeffrey P. Draime(1)	Jeffrey P. Draime(1)	Ira C. Kaplan
Carsten J. Reinhardt	Ira C. Kaplan	Ira C. Kaplan	George S. Mayes, Jr.*
Paul J. Schlather	Kim Korth*	Kim Korth	Paul J. Schlather
Frank S. Sklarsky*	William M. Lasky	William M. Lasky*	Frank S. Sklarsky
	Sheila Rutt	George S. Mayes, Jr.	Sheila Rutt
Carsten J. Reinhardt
* Committee Chairperson
(1) Mr. Draime will continue to serve on the Company’s Board and its committees until the 2023 Annual Meeting.
Audit Committee
This Committee held nine meetings in 2022. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the listing standards of the NYSE. The Board also determined that Mr. Schlather and Mr. Sklarsky each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.
Compensation Committee
This Committee held four meetings in 2022. Each member of our Compensation Committee meets the independence requirements of the NYSE, including the enhanced independence requirements applicable to Compensation Committee members under NYSE rules and is a non-employee director under Rule 16b-3 of the Exchange Act. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Our CEO makes recommendations regarding compensation of other officers to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews the total compensation obligations to each of our executive officers. During 2022, the Compensation Committee retained Total Rewards Strategies LLC to provide compensation related consulting services. Specifically, the compensation consultant provided relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.
Nominating and Corporate Governance Committee
This Committee held five meetings in 2022. The purposes of the Nominating and Corporate Governance Committee is to (a) evaluate the qualifications of director nominees, (b) recommend candidates for election as directors, (c) make recommendations concerning the size and composition of the Board, (d) develop and implement our corporate governance policies, and (e) assess the effectiveness of the Board.
Compliance and Ethics Committee
This Committee held six meetings in 2022. The purposes of the Compliance and Ethics Committee are to assist the Board in overseeing (a) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Stoneridge Integrity Program, (b) the Company’s compliance with legal and regulatory requirements in collaboration with the Audit Committee, (c) the Company’s ESG initiatives, and (d) the Company’s commitment to establishing a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics.
Nominations and Nomination Process
It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before January 15 for consideration by this Committee for that year’s election of directors at the Annual Meeting of Shareholders.
In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:
•the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;
•the full legal name, address, email address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;
•a written acknowledgment by the individual being recommended that he or she has consented to the recommendation, and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;
•any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;
•the disclosure of any relationship of the individual being recommended with the Company or any of the Company’s subsidiaries or affiliates, whether direct or indirect; and
•the disclosure of any relationship of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).
The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, experience, skill, and experience in the context of the needs of the Board. Directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. The Nominating and Corporate Governance Committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the factors that the Nominating and Corporate Governance Committee considers when identifying candidates and making its recommendations to the Board. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information about them contained in the Recommendation Notices. When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective with the other members of the Board, in collectively serving the long-term best interests of our shareholders.
The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in “Election of Directors” beginning on page 5 of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Board’s Compensation Committee served as an officer at any time or as an employee during 2022. In addition, no Compensation Committee interlocks existed during 2022.
Communications with the Board of Directors
The Board believes that it is important for interested parties to have the ability to send communications to the Board. Persons wishing to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.
Transactions with Related Persons
There were no reportable transactions involving related persons in 2022.
Review and Approval of Transactions with Related Persons
The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Compliance and Ethics Committee for evaluation and approval by the Committee, or if the Committee elects, by the full Board. If the transaction is determined to involve a related party, the Compliance and Ethics Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.
Human Capital Disclosure
As of December 31, 2022, Stoneridge employed approximately 5,250 full time and temporary employees in 14 countries, with about 88% located outside of the United States. Although we have no collective bargaining agreements covering U.S. employees, a significant number of employees located in Brazil, China, Estonia, Mexico, Netherlands, Sweden and the United Kingdom either (i) are represented by a union and are covered by a collective bargaining agreement, or (ii) are covered by a works council or other employment arrangements required by law. We work to ensure positive relations with our employees.
We strive to create a work environment that enhances employee engagement, fosters productivity, and is aligned with our values of Integrity, Accountability, Teamwork, Adaptability, Customer Orientation, and Social

Responsibility. We know that our success is dependent on our employees’ engagement, performance, skills, and development. To that end, we have established talent management programs at Stoneridge, which include but are not limited to the following:
•Periodic global employee engagement surveys and subsequent action planning
•Regular talent reviews for employee development and succession planning
•Feedback and coaching to ensure performance is aligned with our goals and strategic direction
•Delivery of Code of Conduct and global policy training
•New employee orientation with globally consistent and locally flexible messaging
•Frequent global “town hall” meetings and other communications
•Employee wellness programs
•Opportunities for community and charitable involvement
•Employee mentoring program
•Internship programs
When we hire new employees, we focus not just on the skills required for current positions, but the ever-changing complex skills and competencies that will be required as we move forward on our path to being the mobility industry’s integrated technology partner. We seek diverse sources for candidates and we offer wages and benefits that are competitive in the markets where employees are located.
Stoneridge is committed to creating diverse, equitable and inclusive workplaces that align with our core values and deliver sustainable business success. It is our mission to attract, advance and advocate for a diverse workforce that represents the communities around us. To this end, Stoneridge created a steering committee to drive DEI initiatives across its various sites and functions and report on progress to our executive leadership team and Board of Directors. Additionally, we are challenging and responding to bias and eliminating barriers through fair policies and practices. We are building an inclusive Stoneridge where all employees can grow, excel, and contribute to our success in a meaningful way.
The Human Resources function at Stoneridge is an active and visible partner to the business at all levels. Our Chief Human Resources Officer and Assistant General Counsel reports directly to the Chief Executive Officer and interacts frequently with the Company’s Board of Directors. Our Human Capital focus will continue to be on employee engagement, employee and leadership development, communications, and employee health and safety.
ESG Initiatives
The Company’s culture, policies, transparent reporting, products, and other initiatives reflect the growing importance that ESG matters have to our shareholders, employees and the industry. The Company strives to provide durable long-term value to our shareholders; support our employees and partners; and make a positive contribution to the communities where we live and work while continuously improving our operational practices to minimize our impact on the environment.
Our culture and core values are central to how we operate and grow as a company. We recognize that conducting our business in a responsible way is important to all our stakeholders. Social responsibility is one of our core values:
We will operate our business and personally conduct ourselves in our workplace in a manner that supports employee safety, treats all equally and respectfully, benefits our communities and remains mindful of our impact on the environment.
Several ESG-related policies and statements support this cultural commitment, including the Company’s:
•Code of Conduct
•Anti-Corruption Policy
•Policy Against Discrimination and Harassment
•Conflict Minerals Policy
•Modern Slavery Act Statement

•Whistleblower Policy
•Supplier Code of Conduct
The Company also demands accountability on these matters from its business partners. Our suppliers agree to follow the Company’s Supplier Code of Conduct, which effectively cascades these policies throughout its supply chain. We check these commitments through a regular Supplier Audit Program and issue-specific inquiries.
We also believe transparency and accountability are critical to driving a more sustainable future. To this end, we provide annual public reporting on climate-related risks and opportunities through the CDP’s Climate Change and Water Security disclosures (formally the Carbon Disclosure Project).
The Company’s dedication to these matters is further reflected in our product portfolio, which is focused on sustainable solutions that drive positive change through the mobility industry. Our product offerings power vehicle intelligence, provide increases in efficiency, reduce vehicle emissions and improve safety and security for vehicles, cargo, drivers and the public.
To improve our ability to identify and manage the ESG factors that can impact Stoneridge and our stakeholders, we are reviewing our current ESG efforts and identifying additional areas for enhancement. This includes the on-going development of policies and statements to address some of the most important ESG factors for the Company.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
In this section we describe the compensation program for our Named Executive Officers (“NEOs”). We also discuss our compensation philosophy, policies and the decisions made by the Compensation Committee of the Board (the “Committee”) in 2022 as it relates to the compensation of our NEOs.
Named Executive Officers for 2022

Name	Title
Jonathan B. DeGaynor	President and Chief Executive Officer
Matthew R. Horvath	Chief Financial Officer and Treasurer
Laurent P. Borne	Chief Technology Officer and Chief Strategy Officer
James Zizelman	President Control Devices
Susan C. Benedict	Chief Human Resources Officer and Assistant General Counsel

2022 Overview
The global macroeconomic environment in 2022 continued to provide a challenging backdrop for the global transportation industry and our served markets. We were able to navigate this volatile operating environment while at the same time continuing to execute on our long-term strategy of product development that aligns with industry megatrends, by focusing on product platforms that will drive future growth. We continue to work with our customers to preserve gross margin through price increases aligned with current market conditions and executing on initiatives to reduce supply chain related costs.
The actions of the Committee and our pay-for-performance philosophy functioned such that compensation earned by our executives was aligned with our financial performance for 2022. Highlights from the year and our performance are as follows:
•Our business units have continued to focus on profitable and sustainable top line growth by developing a clear current and future vision of our products, technologies, and targeted customers.
•Net sales increased by 16.8% compared to the prior year due to higher sales in our Electronics segment. Our European automotive and commercial vehicle markets decreased due to our exit of the PM sensor business. Our Electronics segment net sales increased primarily due to higher sales volumes in our European commercial, North American commercial, European off-highway and North American off-highway vehicle markets, as well as favorable customer pricing for recoveries of semiconductor spot buy purchases and negotiated price increases offset by unfavorable foreign exchange fluctuations. Our Control Devices segment net sales decreased primarily due to decreases in our China commercial, North American commercial and China automotive vehicle markets. Our Stoneridge Brazil segment net sales decreased due to lower sales in most Stoneridge Brazil product lines offset by favorable foreign currency translation and slightly higher sales of tracking devices and monitoring services.
Net income in 2022 decreased by $17.5 million compared to the prior year, primarily due to the 2021 pre-tax gain on sale of the Canton Facility of $30.7 million, offset by lower restructuring and business realignment costs of $3.8 million, as well as the impact of higher net sales and gross margin in our Electronics segment. No annual incentive was paid in 2022 as performance metrics did not reach threshold for payment.

Compensation Philosophy and Objectives
Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational, and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:
•Attract and retain talented executive officers by providing a total compensation package that is competitive with that offered by similarly situated companies.
•Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals.
•Align total compensation with the objectives and strategies of our shareholders and business.
•A substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and will not be earned unless at least the minimum threshold performance is achieved.
Elements of Compensation
Following are the elements of our executive compensation program and the objectives for including them.

Element	Type	Objective
Base Salary	Cash - fixed	Attract and retain highly skilled executives by providing market competitive base salary that is aligned with the executive's responsibilities, experience & performance.
Annual Incentive Plan	Cash - variable	Motivate and reward the achievement of individual, division and/or consolidated financial and operational strategic objectives.
Long-Term Incentive Plan	Equity and/or Cash - variable	Retain and reward key employees, and align the interests of employees with our shareholders and the long-term success of the Company.
Benefits & Perquisites	Non-cash	Retain key employees by providing market competitive health, welfare and retirement benefits, and limited perquisites that align with our compensation philosophy.
Mix of Compensation
Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that closely correlate with the achievement of both short-term performance objectives and long-term shareholder value. A significant portion of our executive officers’ annual and long-term performance-based compensation is at-risk, with the amount of risk increasing with the officer’s position level. This provides more upside potential as well as downside risk for more senior positions because they have greater influence on our overall performance.
There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market compensation information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

Total Target Compensation
Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the payouts realized under the annual and long-term incentive plans, as determined by results on the performance metrics. For awards under the long-term incentive plan, the value is also based on the price of our common shares. The following charts show the weighting of each element of total target compensation for the CEO, and average for the other NEOs. This demonstrates our pay-for-performance philosophy, showing that annual and long-term incentive-based compensation comprises the majority of total target compensation.
Compensation Policies and Best Practices
To achieve the goals of aligning executive compensation with Company performance while maintaining strong corporate governance and minimizing risk, the Committee and the Company review and adopt policies and best practices that they believe are in the best interest of the Company and our shareholders. Following are some of the practices that have been adopted over time that we believe help us to achieve these goals:
•Significant emphasis on performance-based compensation
•Use of an independent compensation consultant whose firm does no other work for the Company
•Annual benchmarking of compensation mix and levels for executive officers to ensure competitiveness
•Use of the TSR metric in the long-term incentive plan to align executive and shareholder interests
•Include caps on both the annual incentive plan and the long-term incentive plan
•Provide limited perquisites to executive officers
•Maintain stock ownership guidelines for our executive officers and non-employee Directors
•Established anti-hedging and anti-pledging policies
•Recoupment of compensation (“clawback”) policy
•Conduct an annual compensation risk assessment
The Compensation Committee
The Committee has the responsibility for determining the compensation paid to the Company’s executive officers. In carrying out its responsibilities, among other things, the Committee does the following:
•Ensures there is a clear, reasonable, and logical linkage between executive officer compensation programs and overall Company performance
•Considers comparison to the Company’s established Comparator Group and the broader market to ensure appropriate mix and level of competitiveness of compensation

•Reviews and approves annual base salary levels, annual incentive plan targets, and long-term incentive plan targets, in alignment with the level and performance of each NEO as well as Company performance and market conditions
•Reviews, advises on, and approves new or revised compensation plans
Independent Compensation Consultant
The Committee retains the services of an independent compensation consultant to assist the Committee with the following:
•Appraising relevant trends and compensation developments in the market
•Providing advice regarding issues such as long-term incentives and change in control arrangements and other topics as needed
•Providing Comparator Group analysis
•Providing market data for the CEO position and other executive officers
In 2022, the Committee’s compensation consultant was Total Rewards Strategies, LLC (“TRS”).
Management
The Committee considers the recommendations and evaluations of the CEO when setting the compensation of the other executive officers.
Comparator Group
The Comparator Group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent. The Committee reviews and approves the Comparator Group annually. Factors considered by the Committee in selecting Comparator Group companies include, but are not limited to, industry segment, revenue, profitability, number of employees and market capitalization. The companies in the Comparator Group in 2022 were:

Allison Transmission	Donaldson	Methode Electronics
Altra Industrial Motion	Dorman Products	Modine Manufacturing
CalAmp	Franklin Electric	Rogers
CIRCOR	Gentex	Standard Motor Products
Columbus McKinnon	Gentherm	Strattec Security
Commercial Vehicle Group	LCI Industries	Superior Industries
Cooper-Standard	Littelfuse	Visteon
CTS	Martinrea International	Wabash National
Curtiss-Wright
Compensation Benchmarking
TRS provides the Committee with the 50th and 75th percentiles of the Comparator Group for base salary, cash bonus, long-term incentives, and total direct compensation. The Committee uses as a primary reference point the 50th percentile when determining base salary, annual incentive, and long-term incentive targets; each element of pay is adjusted to reflect competitive market conditions. The goal of the executive compensation program is to target overall compensation at the 50th percentile of pay practices of the Comparator Group of companies. Actual target pay for an individual may be more or less than the referenced percentiles based on the Committee’s evaluation of the individual’s experience, performance and potential. Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Consideration of Shareholder Advisory Vote on Executive Compensation
At our 2022 Annual Meeting of Shareholders, our executive compensation program received the support of approximately 98% of the votes cast on the Say-on-Pay proposal. The Committee has considered the results of this vote and views this outcome as evidence of shareholder support of its executive compensation decisions and policies. The Committee will continue to review and consider the annual shareholder votes on our executive compensation program.
Base Salary
Base salary sets the foundation of our compensation program for our executive officers. The annual cash incentive compensation targets and long-term incentive targets are typically established as a percentage of base compensation. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry, and competitive market data, as discussed above. In each case, due consideration is given to individual factors, such as the officer’s experience, competencies, performance, and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies and in particular our Comparator Group. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee typically approves executive officer base salaries with an effective date of January 1st. Executive officers’ base salaries remain fixed throughout the year unless a promotion, change in responsibilities, or special circumstances occur.
Annual Incentive Awards
Our executive officers and other key employees participate in our AIP, which provides for annual cash payments based on the achievement of specific financial goals. As described above, the Company believes that a substantial portion of each executive’s overall compensation should be directly tied to quantifiable measures of financial performance. At the March 2022 Compensation Committee meeting, the Committee approved the Company’s 2022 AIP targets and performance metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary.
For 2022, the structure of our AIP included both consolidated financial performance metrics and where appropriate, divisional metrics to incentivize specific performance. In addition, there is an individual performance metric for executive officers (excluding Mr. DeGaynor) and other plan participants as a way to incentivize and reward specific strategic and measurable activities that are particular to each participant’s area of responsibility. The individual metrics are considered critical to the achievement of the overall financial and operational metrics. The individual performance metric functions as a multiplier to the overall weighted achievement and can range from 90% to 110%.
The consolidated and divisional financial performance metric targets were established based on our 2022 business plan. The targets were intended to be challenging but achievable based on industry conditions known at the time they were established. Under the 2022 AIP, the threshold level for achievement on the consolidated and divisional financial metrics was based on 80% of target while the maximum level was based on 130% of target.
For each performance metric, specific levels of achievement for threshold, target, and maximum were established. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and at threshold, 50% payout is achieved. Below the threshold, no incentive is earned on that metric. Threshold achievement on the Consolidated Operating Income metric is required for the other metrics to pay out above their threshold levels. The AIP incentive compensation payout earned between the threshold and maximum levels is prorated.
The stated objectives of the AIP include retaining and motivating key employees, and rewarding them for performance aligned with the growth and profitability of the Company. In 2022, we faced macroeconomic challenges, including supply chain disruptions and customer production volatility, significantly impacting our financial performance. As a result, achievement on the Consolidated, Control Devices and Electronics metrics was below threshold and no AIP was earned by NEOs in 2022. In addition, no discretionary bonuses were paid in 2022.

The AIP metrics, weighting, performance targets, and achievement for 2022 are summarized as follows:

Mr. DeGaynor, Mr. Horvath, Ms. Benedict, and Mr Borne	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating Income	70%	$14.2 Million	0.0%
Cash Flow	30%	$0 Million	0.0%
Overall Weighted Achievement			0.0%

Mr. Zizelman	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating Income	45%	$14.2 Million	0.0%
Cash Flow	30%	$0 Million	0.0%
Divisional Metrics:
Operating Income	15%	$35.1 Million	0.0%
Cash Flow	10%	$31.7 Million	0.0%
Overall Weighted Achievement			0.0%
The following table provides the 2022 AIP targets and achievement:

Executive Officer	Percent of Base Salary Target	Percent of Target Bonus Achieved	Target Bonus	Achieved Bonus
Jonathan B. DeGaynor	103%	0.0%	$950,000	$—
Matthew R. Horvath	50%	0.0%	187,500	—
Laurent P. Borne	60%	0.0%	243,600	—
James Zizelman	60%	0.0%	246,000	—
Susan C. Benedict	60%	0.0%	189,000	—
Long-Term Incentive Awards
We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. The objective when establishing targets for performance share metrics is that they be challenging but achievable and aligned with budget expectations. Under our LTIP, executive officers may be granted share options, share units, performance shares, restricted common shares, and other equity-based awards. The long-term awards are calculated based on the fair value of the shares, shares equivalent or cash at the time of grant. In 2022, we used the following long-term incentive vehicles to provide grants to our executive officers:
•Time-Based Restricted Share Units (“RSUs”): RSUs provide strong retention value by granting the recipients the right to receive common shares (on a one-for-one basis for the number of RSUs granted) after a three-year vesting period, provided that the executive officer is still employed by the Company.
•Performance-Based Share Units (“Performance Shares”) - Total Shareholder Return: These awards may be earned based on our TSR over a three-year period relative to the TSR of our 2022 Peer Group, which is comprised of our 2022 Comparator Group of companies. The following table shows the payout levels associated with TSR percentile ranking. We believe the use of the TSR metric effectively aligns executive and shareholder interests. The Performance Shares earned based on the TSR metric will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.

SRI TSR v. Peer Group	Calculation of # of Shares	Shares Earned as a % of Target Shares
50th - 100th percentile	SRI percentile x 2.0	100% - 200%
30th - 49th percentile	50% + {2.5 x (SRI percentile-30)}	50% - 99%
< 30th percentile	n/a	0%

•Performance Shares – Earnings Per Share (“EPS”) and Return on Invested Capital (“ROIC”): In 2022, we granted Performance Shares that may be earned after three years based on our average actual EPS and ROIC relative to the average budgeted EPS and ROIC over the three-year performance period. In the table below, the 2022 targets and results on each of those metrics is shown, as well as the target for the 2023 tranche of the grant. The EPS and ROIC targets for the final tranche will be set when the 2024 budget is established.
2022 LTIP Grant - EPS

Average Annual EPS	Target	Results
2022 Budgeted EPS	($0.03)	($0.52)
+2023 Budgeted EPS	$0.00	TBD
+2024 Budgeted EPS	TBD	TBD
2022 LTIP Grant - ROIC

Average Annual ROIC	Target	Results
2022 Budgeted ROIC	1.6%	0.5%
+2023 Budgeted ROIC	3.8%	TBD
+2024 Budgeted ROIC	TBD	TBD
Threshold performance is achieved at 70% of target and maximum performance is achieved at 130% of target. Below the threshold, no shares will be earned. At target, 100% of the performance shares will be earned. The maximum performance shares that may be earned is 200% of target.

	EPS & ROIC Three - Year Average Performance
	Below Threshold	Threshold	Target	Maximum
Results as a % of Target	< 70%	70%	100%	130%
Target Shares Earned	0%	50%	100%	200%
Provided the executive officer remains employed, and depending on performance relative to the target, the number of vested Performance Shares is prorated between the minimum and maximum amounts. The Performance Shares earned based on the TSR, EPS, and ROIC metrics will be paid after a three-year vesting period by the issuance on a one-for-one basis of common shares.
The following chart shows the allocation of the LTIP awards that were granted in 2022:

The Committee determines the value of the annual grant to the executive officers by considering the comparison to our Comparator Group obtained during the annual compensation review process, as well as the executives’ responsibilities, performance, and potential contributions. The targeted value of 2022 LTIP grants were established as listed in the table below.

Executive Officer	Targeted Value 2022 Grant
Jonathan B. DeGaynor	$2,749,967
Matthew R. Horvath	262,462
Laurent P. Borne	446,564
James Zizelman	450,960
Susan C. Benedict	267,685
The grant date fair value of the RSUs and Performance Shares awarded in 2022 are included in the “Stock Awards” column of the Summary Compensation Table. The RSUs awarded in 2022 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table, and the grant date fair value of the Performance Shares awarded are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.
The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. As a general practice, awards under the long-term incentive plans are approved once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.
In addition to the LTIP grants shown above, the following grants were made in 2022:
•Mr. Horvath received an additional grant of 5,438 time-based shares with a grant value of $100,005 that will vest on March 1, 2024. This grant was in recognition of performance and for retention purposes.
•Mr. Borne received an additional grant of 9,818 time-based shares with a grant value of $199,993, of which 50% vested on July 1, 2022 and the remaining 50% on December 31, 2022. This grant was in recognition of performance and for retention purposes.
•Mr. Zizelman received an additional grant of 9,818 time-based shares with a grant value of $199,993, that vested on December 31, 2022 This grant was in recognition of performance and for retention purposes.
•Mr. DeGaynor, Mr. Horvath, Mr. Borne, Mr. Zizelman and Ms. Benedict received an additional grant of 1,000 time-based shares with a grant value of $18,390 that will vest on March 1, 2024. This grant was in recognition of performance and retention purposes.
These grants are included in the “Grants of Plan-Based Awards” table.

2021 Grant Update
In 2021, we granted Performance Shares that may be earned after three years based on our average actual EPS and ROIC relative to the average budgeted EPS and ROIC over the three-year performance period. In the table below, the 2021 and 2022 targets and results on each of those metrics is shown, as well as the target for the 2023 tranche of the grant.
2021 LTIP Grant - EPS

Average Annual EPS	Target	Results
2021 Budgeted EPS	$0.60	($0.59)
+2022 Budgeted EPS	($0.03)	($0.52)
+2023 Budgeted EPS	$0.00	TBD
2021 LTIP Grant - ROIC

Average Annual ROIC	Target	Results
2021 Budgeted ROIC	6.6%	(2.3%)
+2022 Budgeted ROIC	1.6%	0.5%
+2023 Budgeted ROIC	3.8%	TBD

The TSR Peer Group for the 2021 grant consisted of the following companies(1):

Allison Transmission Holdings Inc	Donaldson Company Inc	Modine Manufacturing Co
Altra Industrial Motion Corp	Dorman Products Inc	Rogers Corp
CalAmp Corp	Franklin Electric Co Inc	Standard Motor Products Inc
Circor International Inc	Gentex Corp	Strattec Security Corp
Columbus McKinnon Corp	Gentherm Inc	Superior Industries International Inc
Commercial Vehicle Group Inc	LCI Industries	Visteon Corp
Cooper-Standard Holdings Inc	Littelfuse Inc	Wabash National Corp
CTS Corp	Martinrea International Inc
Curtiss-Wright Corp	Methode Electronics Inc
(1)Lydall and Meritor were in the original TSR Peer Group but have been excluded because they were acquired or merged with another company during the performance period.

2020 Grant Update
The performance period for the Performance Shares that were granted in 2020 ended on December 31, 2022. The shares vested on March 9, 2023, as shown below. No performance shares were earned during the performance period due to company underperformance. These shares are included for the NEOs, as applicable, in the “Outstanding Equity Awards at Year-End” table.
2020 LTIP Grant - Performance Period Results

Award Type & Metric	Grant Date	Vest Date	Allocation of Shares	Performance Results (2020-2022)	Payout % of Target Shares
Time-Based RSU	3/9/2020	3/9/2023	45%	n/a	100%
Performance Shares - TSR	3/9/2020	3/9/2023	25%	13th percentile of Peer Group	0%
Performance Shares - EPS	3/9/2020	3/9/2023	20%	(2%) of Target	0%
Performance Shares - ROIC	3/9/2020	3/9/2023	10%	49% of Target	0%
The TSR Peer Group for the 2020 grant consisted of the following companies(1):

Allison Transmission Holdings Inc	Donaldson Company Inc	Modine Manufacturing Co
Altra Industrial Motion Corp	Dorman Products Inc	Rogers Corp
CalAmp Corp	Franklin Electric Co Inc	Standard Motor Products Inc
Circor International Inc	Gentex Corp	Strattec Security Corp
Columbus McKinnon Corp	Gentherm Inc	Superior Industries International Inc
Commercial Vehicle Group Inc	LCI Industries	Visteon Corp
Cooper-Standard Holdings Inc	Littelfuse Inc	Wabash National Corp
CTS Corp	Martinrea International Inc
Curtiss-Wright Corp	Methode Electronics Inc
(1)Lydall and Meritor were in the original TSR Peer Group but have been excluded because they were acquired or merged with another company during the performance period.
Perquisites
We provide executive officers with limited perquisites that we and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers. The incremental costs of the perquisites for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.
Employment Agreements
We use employment agreements in limited situations. In 2015, we entered into an Employment Agreement (the “Employment Agreement”) with Mr. DeGaynor, which was then amended in February 2021. The amended Agreement provides for a minimum annual base salary of $500,000, participation in the annual incentive plan, a monthly auto allowance, participation in the Company’s customary benefit plans including an annual executive physical and participation in the long-term incentive plan. In addition, if Mr. DeGaynor is terminated without cause, we will be obligated to pay him the sum of his annual base salary and target annual incentive as well as health and welfare benefits for one year, and if the termination occurs in the last six months of the fiscal year, he would be paid a prorated annual incentive. The Employment Agreement will be automatically renewed annually unless notice of termination is delivered by either party before the end of the then current term.
The Employment Agreement was terminated by mutual agreement on January 31, 2023. On January 31, 2023, the Company announced that Mr. DeGaynor stepped down from his role as President and Chief Executive Officer and as a member of the Board of Directors of the Company effective on January 30, 2023. In connection with Mr. DeGaynor’s resignation, Mr. DeGaynor and the Company entered into a Consulting Services Agreement (the “Consulting Agreement”), dated January 30, 2023. Pursuant to the Consulting Agreement, Mr. DeGaynor will transition his responsibilities as President and Chief Executive Officer and provide consulting and advisory services to the Company (the “Consulting Services”) beginning on the day immediately following the Resignation Date (the “Consulting Period Commencement Date”) through the six-month anniversary of the Consulting Period Commencement Date (the “Consulting Period”). The Consulting Agreement provides that, subject to Mr. DeGaynor’s execution of the Consulting Agreement, including the general release of claims therein and the Supplemental Release of Claims attached thereto (the “Supplemental Release”), re-execution of the Supplemental Release following the Consulting Period, the initial execution and re-execution of the Supplemental Release becoming effective, and Mr. DeGaynor’s continued compliance with the restrictive covenants in the Consulting Agreement, Mr. DeGaynor will receive (1) a monthly car allowance of $1,200.00 for the duration of the Consulting Period, (2) up to $15,000.00 in legal fees (3) Company paid COBRA coverage under the Company’s healthcare plan for up to twelve months, (4) reimbursement for continued coverage under the Prudential life insurance policy currently provided through the Company in an amount not to exceed $36,816.00, (5) a monthly consulting fee of $243,750.00, (6) provided that the Consulting Period has not been terminated prior to March 9, 2023, vesting of any unvested equity awards held by Mr. DeGaynor pursuant to the 2020 Performance Share Grant Agreement, dated March 9, 2020, by and between Mr. DeGaynor and the Company as of the Resignation Date though March 9, 2023, and (7) the vesting of a grant of restricted stock units relating to 40,000 Company common shares made to Mr. DeGaynor under the Company’s 2016 Long-Term Incentive Plan on January 30, 2023 prior to his resignation of employment, generally subject to Mr. DeGaynor’s continued provision of the consulting services through the six-month anniversary of the Consulting Period Commencement Date. The Consulting Agreement includes provisions regarding the protection of the Company’s proprietary and confidential information that apply indefinitely, along with non-competition, non-disparagement and employee and customer non-solicitation covenants.
There are no other employment agreements in effect with any other NEO.
Severance Plan
The Company provides executive severance through the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The NEOs covered under the Severance Plan include Mr. Horvath, Mr. Borne, Mr. Zizelman, and Ms. Benedict. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months and continue health and welfare benefits coverage over the same period of time. Severance protection for Mr. DeGaynor was provided in his employment agreement, as described above, which has been terminated.
Termination and Change in Control Payments
We have entered into change in control agreements with Mr. DeGaynor, Mr. Horvath, Mr. Borne, Mr. Zizelman, and Ms. Benedict, and certain other senior management employees. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change in control provisions for the NEOs are summarized below in the “Potential Payments Upon Termination or Change in Control” table.
Tax Considerations
Section 162(m) of the Internal Revenue Code (“Code”) generally limits tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other executive officers in any year to $1 million in the year compensation becomes taxable to the executive. Prior to the 2017 Tax Cuts and Jobs Act, certain compensation was exempt from the deduction limit to the extent it met the requirements to be considered “qualified performance-based compensation” as previously defined in Section 162(m). The 2017 Tax Cuts and Jobs Act eliminated that exemption.
The Committee has historically considered Section 162(m) in the design of incentive plans to preserve the corporate tax deductibility of compensation. Although the exception to the deduction limitation under Section 162(m) performance-based compensation has been eliminated for incentive awards granted after November 2, 2017, the Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. The Committee will continue to require that a major portion of executive compensation is at risk and subject to the attainment of performance goals. Annually, the Committee reviews all compensation programs and payments, including the tax impact on the Company.
Accounting Treatment of Compensation
As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Stock Compensation.

Share Ownership Guidelines
The Committee has established share ownership guidelines for our executive officers to enhance the linkage between the interests of our executive officers and those of our shareholders. These guidelines provide that the CEO and other executive officers must retain Company common shares equal in market value to five and three times, respectively, of their annual base salaries. The executive officers have a five-year accumulation period starting on the date of their first compensation-related equity award following their date of hire or promotion to a position with retention requirements to achieve compliance, and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached. The accumulation period begins on the date of their first grant following their date of hire or promotion which subjects them to the guidelines.
Clawback Policy
The Company has a clawback policy, which provides for recoupment of performance-based executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess performance-based compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
Compensation Risk Assessment
The Compensation Committee reviews the Company’s incentive compensation structure practices for all employees to evaluate any risks associated with the Company’s compensation programs.
As part of the evaluation, the Compensation Committee reviews a compensation risk assessment prepared by Company management and its independent compensation consultant. The compensation risk assessment analyzes all Company compensation programs for various categories of compensation related risk.
The Compensation Committee considers, among other factors, the design of the incentive compensation programs, which are closely aligned to corporate performance, the mix of short-term and long-term compensation, the maximum payout levels for short-term and long-term incentives, the distribution of compensation between equity and cash, and other factors that mitigate risk.
The Compensation Committee reviewed the compensation risk assessment at the May 2022 Compensation Committee meeting and determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Kim Korth, Chairperson
Jeffrey P. Draime
William M. Lasky

Summary Compensation Table
The following table provides information regarding the compensation of our NEOs for 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jonathan B. DeGaynor	2022	$925,000	$—	$2,768,357	$31,502	$3,724,859
President & Chief Executive Officer	2021	900,000	25,000	2,649,911	30,902	3,605,814
	2020	841,667	551,250	2,549,966	28,422	3,971,305

Matthew R. Horvath	2022	356,833	—	380,857	12,416	750,106
Chief Financial Officer & Treasurer	2021	269,333	165,000	246,542	11,312	692,187

Laurent P. Borne	2022	406,000	—	664,947	66,351	1,137,298
President Electronics & Chief Technology Officer	2021	386,672	25,000	800,241	362,531	1,574,444
	2020	347,013	110,729	686,651	319,966	1,464,360

James Zizelman	2022	410,000	—	669,342	13,784	1,093,126
President Control Devices	2021	389,167	25,000	428,920	11,870	854,956

Susan C. Benedict	2022	315,000	—	286,075	11,401	612,476
Chief Human Resources Officer & Assistant General Counsel	2021	283,333	25,000	333,647	8,135	650,116
(1)The amounts included in the “Stock Awards” column represent the grant date fair value of time-based RSUs and Performance Shares computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. In 2022, RSUs and Performance Share awards were granted to our NEOs. The Performance Share awards were expected to be earned at the target level when granted; the maximum value of the Performance Share awards on the date of grant for Mr. DeGaynor, Mr. Horvath, Mr. Borne, Mr. Zizelman, and Ms. Benedict were, respectively, $3,024,934, $288,686, $446.564, $450,960, $267,685. Please see the “Grants of Plan-Based Awards for 2022” table for more information regarding the RSUs and Performance Shares granted in 2022.
(2)The amounts shown for 2022 in the “All Other Compensation” column are comprised of the following:

Executive Officer	Auto Allowance	401(k) Match	Group Term Life Ins	Deferred Compensation Plan Match	Other(1)	Total
Jonathan B. DeGaynor	$14,400	$12,200	$4,902	$—	$—	$31,502
Matthew R. Horvath	—	12,200	216	—	—	12,416
Laurent P. Borne	—	9,112	360	250	56,629	66,351
James Zizelman	—	12,200	1,584	—	—	13,784
Susan C. Benedict	—	10,369	1,032	—	—	11,401
(1)For Mr. Borne, these costs are related to his company-initiated relocation to Sweden, including housing, transportation, education for dependents, relocation allowance and tax gross-up. Mr. Borne repatriated to the US at the end of 2021, with expenses relating to the relocation extending into 2022.

Grants of Plan-Based Awards in 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Executive Officer	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3),(4), (5),(6),(7)	($)(8)
Jonathan B. DeGaynor		$475,000	$950,000	$1,900,000
	3/14/2022				41,121	82,244	164,488	67,292	$2,749,967
	3/14/2022							1,000	18,390
Matthew R. Horvath		93,750	187,500	375,000
	3/14/2022				3,924	7,849	15,698	6,423	262,462
	3/14/2022							1,000	18,390
	3/14/2022							5,438	100,005
Laurent P. Borne		121,800	243,600	487,200
	3/14/2022				6,677	13,355	26,710	10,928	446,564
	3/14/2022							1,000	18,390
	1/14/2022							9,818	199,993
James Zizelman		123,000	246,000	492,000
	3/14/2022				6,743	13,487	26,974	11,035	450,960
	3/14/2022							1,000	18,390
	1/14/2022							9,818	199,993
Susan C. Benedict		94,500	189,000	378,000
	3/14/2022				4,001	8,005	16,010	6,551	267,685
	3/14/2022							1,000	18,390
(1)The amounts shown reflect awards granted under our 2022 AIP. In March 2022, the Compensation Committee approved the 2022 target AIP awards expressed as a percentage of the executive officer’s 2022 approved base salary, and Company and individual performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2022. Please see “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding the Company’s 2022 awards and performance measures.
(2)The amounts shown reflect grants of Performance Share awards made under our LTIP on March 14, 2022. The amount of the Performance Shares that will be earned will be determined based on our total shareholder return compared to that of a defined peer group for 25% of the awards, based on our EPS performance for 20% of the awards, and based on our ROIC performance for 10% of the awards for the performance period January 1, 2022 through December 31, 2024. The shares will vest on March 3, 2025, assuming the grantee is still employed on that date.
(3)The amounts shown reflect grants of time-based RSUs made under our LTIP. These RSUs were granted on March 14, 2022. The time-based grant comprises 45% of the total LTIP award, and will vest on March 3, 2025, assuming the grantee is still employed on that date.
(4)The amount shown for Mr. Horvath includes a grant of 5,438 time-based RSUs with a grant value of $100,005 received on March 14, 2022. These RSUs vest on March 1, 2024, assuming Mr. Horvath is still employed on that date.
(5)The amount shown for Mr. Borne includes a grant of 9,818 time-based RSUs with a grant value of $199,993 received on January 14, 2022. 50% of these RSUs vested on July 1, 2022 and the remaining 50% vested on December 31, 2022.
(6)The amount shown for Mr. Zizelman includes a grant of 9,818 time-based RSUs with a grant value of $199,993 received on January 14, 2022. These RSUs vested on December 31, 2022.
(7)The amount shown for Mr. DeGaynor, Mr. Horvath, Mr. Borne, Mr. Zizelman and Ms. Benedict includes a grant of 1,000 time-based RSUs with a grant value of $18,390 received on March 14, 2022. These RSUs will vest on March 1, 2024 assuming the individual is still employed on that date.
(8)The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Outstanding Equity Awards at Year-End

						Stock Awards
Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jonathan B. DeGaynor	65,124	(2)	$1,404,073	—		$—
	32,484	(3)	700,355	19,850	(10)	427,966
	67,292	(4)	1,450,816	59,813	(11)	1,289,568
	1,000	(6)	21,560	—		—
Matthew R. Horvath	1,381	(2)	29,774	—		—
	1,184	(3)	25,527	722	(10)	15,566
	6,423	(4)	138,480	5,708	(11)	123,064
	12,791	(5)	275,774	—		—
Laurent P. Borne	26,901	(2)	579,986	—		—
	5,213	(3)	112,392	3,185	(10)	68,669
	10,928	(4)	235,608	9,713	(11)	209,412
	7,844	(7)	169,117	—		—
James Zizelman	5,258	(3)	113,362	3,212	(10)	69,251
	11,035	(4)	237,915	9,809	(11)	211,482
	1,000	(6)	21,560	—		—
Susan C. Benedict	4,788	(2)	103,229	—		—
	2,865	(3)	61,769	1,749	(10)	37,708
	6,551	(4)	141,240	5,821	(11)	125,501
	5,835	(8)	125,803	—		—
(1)Time-based restricted share units (RSUs) and performance shares are paid after the end of the performance period and on the vesting dates shown in the following footnotes. With regard to performance shares, the actual number of common shares earned is based on the achievement of the related performance objectives. In this column, the theoretical value of the number of outstanding RSUs and performance shares, as applicable, reported in the column to the immediate left is based on the price of our common shares on December 31, 2022 ($21.56). In calculating the number of performance shares and their value, we compare the Company’s performance through 2022 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we report the potential payout at the next highest level.
(2)These time-based share units vested on March 9, 2023.
(3)These time-based share units vest on March 8, 2024. The awards for Mr. DeGaynor were forfeited upon resignation on January 30, 2023.
(4)These time-based share units vest on March 3, 2025. The awards for Mr. DeGaynor were forfeited upon resignation on January 30, 2023.
(5)1,000 of these time-based shares vest on March 3, 2024. 6,353 of these time-based share units vest on September 1, 2024. 5,438 of these time-based share units vest on March 3, 2025.
(6)These time-based share units vest on March 3, 2024.
(7)3,371 of these time-based shares vested on March 8, 2023. 1,000 of these time based shares vest on March 3, 2024. 3,473 of these time-based shares vest on March 8, 2024.
(8)4,835 of these time-based shares vest on September 13, 2023. 1,000 of these time-based shares vest on March 3, 2024.
(9)These Performance Shares vested on March 9, 2023. Performance on EPS, TSR and ROIC was below Threshold and therefore no shares were earned. Actual results are shown.
(10)These performance shares are scheduled to vest on March 8, 2024 subject to achievement of specified financial performance metrics. Performance is currently forecasted to be below threshold for EPS, TSR and ROIC (threshold is shown). The awards for Mr. DeGaynor were forfeited upon resignation on January 30, 2023.
(11)These performance shares are scheduled to vest on March 3, 2025 subject to achievement of specified financial performance metrics. Performance is currently forecasted to be below threshold for EPS and ROIC (threshold is shown). Performance is currently forecasted to be between threshold and target for TSR (target is shown). The awards for Mr. DeGaynor were forfeited upon resignation on January 30, 2023.

Shares Vested in 2022

		Stock Awards(1)
Executive Officer	Number of Time-Based RSUs Acquired on Vesting (#)	Value Realized on Vesting ($)
Jonathan B. DeGaynor	36,701	$699,521
Matthew R. Horvath	2,413	45,992
Laurent P. Borne	18,252	349,920
James Zizelman	9,818	211,676
Susan C. Benedict	462	8,806
(1)For Mr. DeGaynor, Mr. Horvath, and Ms. Benedict the shares are from the 2019 LTIP grant that vested on March 4, 2022.
For Mr. Borne the shares are from the 2019 LTIP grant that vested on March 4, 2022, a one-time grant that partially vested March 8, 2022 and one-time grant that vested on July 1, 2022 and December 31, 2022. For Mr. Zizelman the shares are from the one-time grant that vested on December 31, 2022.
Non-Qualified Deferred Compensation Plan
The Compensation Committee approved implementation of a non-qualified deferred compensation plan for our executive officers and certain other leaders in the organization, effective June 1, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The Company will provide matching contributions to the extent that participants are unable to receive a full match in the 401(k) plan, due to contribution and/or compensation limits. The plan allows eligible employees to defer up to 80% of their base salary, up to 100% of AIP and up to 100% of LTIP. The minimum deferral period is three years.

Executive Officer	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate balance at last FY ($)
Laurent P. Borne	$12,703	$250	$(4,825)	$31,979
(1)Registrant contributions shown in the table are the company-provided match on the 2022 Executive contributions and were made in February 2023.
Potential Payments upon Termination or Change in Control
We have entered into a Change in Control Agreement (the “CIC Agreement”) with certain executive officers. There is no excise tax gross-up payment under the CIC Agreements. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs covered under a CIC Agreement, we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement.
We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:
•a change in control of the Company; and
•a triggering event:
◦the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
◦NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits) within two years of the change in control.

In March 2015, we entered into a CIC Agreement with Mr. DeGaynor as part of his employment agreement. The terms of this CIC Agreement were recently amended (as described in the Employment Agreements section of this CD&A) and are substantially similar to those described above. If the events listed above occur, and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. DeGaynor:
•two times the greater of Mr. DeGaynor’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•two times the greater of Mr. DeGaynor’s target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination;
•an amount equal to the pro rata amount of annual incentive compensation Mr. DeGaynor would have been entitled to at the time of a triggering event calculated based on the personal and performance goals that were achieved in the year in which the triggering event occurred; and
•continued life and health insurance benefits for twenty-four months following termination.
•Mr. DeGaynor’s CIC Agreement was terminated on January 30, 2023, upon his resignation.
If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Horvath, Mr. Borne, Mr. Zizelman and Ms. Benedict:
•two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•two times the greater of the NEO’s target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination;
•an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and
•continued life and health insurance benefits for twenty-four months following termination.
Upon a change in control as defined by the 2016 LTIP, time-based RSUs and Performance Shares granted under that plan remain subject to forfeiture under the original terms of the grant unless a triggering event, as described above, occurs within two years of the effective date of the change in control.
Mr. Horvath, Mr. Borne, Mr. Zizelman, and Ms. Benedict participate in the Company Severance Plan. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for one year and continue health and welfare benefits coverage over the same period of time. Mr. DeGaynor’s severance protection was provided in his employment agreement. If Mr. DeGaynor was terminated without cause, we would have been obligated to pay an amount equal to the sum of one year of base salary and target annual incentive, and continue health and welfare benefits coverage for twelve (12) months; provided, however, as discussed under the “Employment Agreements” section Mr. DeGaynor’s employment agreement was terminated by mutual agreement on January 31, 2023 and, other than payment to be provided under the Consulting Agreement, Mr. DeGaynor is no longer eligible to receive the payments described below. No severance is payable if the NEO’s employment is terminated for cause.

Value of Payment Presuming Hypothetical December 31, 2022 Termination Date
Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2022, each NEO would be eligible for the following payments and benefits:

	Termination Without Cause	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
Jonathan B. DeGaynor
Base Salary	$925,000	$1,850,000	$231,250	$—
Annual Incentive Award	950,000	1,900,000	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	2,166,025	3,576,804	3,576,804	3,576,804
Unvested and Accelerated Performance Shares and Restricted Common Shares	2,636,356	4,345,224	4,345,224	4,345,224
Health and Welfare Benefits	59,714	119,427	—	—
Total	6,737,095	11,791,455	8,153,278	7,922,028
Matthew R. Horvath
Base Salary	$375,000	$750,000	$—	$—
Annual Incentive Award	—	375,000	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	200,831	469,555	469,555	469,555
Unvested and Accelerated Performance Shares and Restricted Common Shares	100,362	236,750	236,750	236,750
Health and Welfare Benefits	12,930	25,860	—	—
280G Reduction or Excise Tax(1)	—	(148,052)	—	—
Total	$689,123	$1,709,113	$706,306	$706,306
Laurent P. Borne
Base Salary	$406,000	$812,000	$—	$—
Annual Incentive Award	—	487,200	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	803,196	1,097,102	1,097,102	1,097,102
Unvested and Accelerated Performance Shares and Restricted Common Shares	409,640	685,500	685,500	685,500
Health and Welfare Benefits	45,884	91,768	—	—
Deferred Compensation	31,979	31,979	31,979	31,979
Total	$1,696,699	$3,205,549	$1,814,581	$1,814,581
James Zizelman
Base Salary	$410,000	$820,000	$—	$—
Annual Incentive Award	—	492,000	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	144,323	372,837	372,837	372,837
Unvested and Accelerated Performance Shares and Restricted Common Shares	165,430	429,324	429,324	429,324
Health and Welfare Benefits	52,798	105,595	—	—
Total	$772,551	$2,219,756	$802,161	$802,161
Susan C. Benedict
Base Salary	$315,000	$630,000	$—	$—
Annual Incentive Award	—	378,000	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	252,899	432,041	432,041	432,041
Unvested and Accelerated Performance Shares and Restricted Common Shares	213,164	374,217	374,217	374,217
Health and Welfare Benefits	17,256	34,512	—	—
280G Reduction or Excise Tax(1)	—	(236,629)	—	—
Total	$798,319	$1,612,141	$806,258	$806,258
(1)Code Section 280G provides guidelines that govern payments triggered by a change in control, known as parachute payments. If such payment exceeds 2.99 times the average annual compensation (safe harbor limit) for certain individuals, the payments may result in adverse tax consequences and excise taxes. The CIC Agreements provide that the executive shall receive the greater of the safe harbor amount or the aggregate parachute value less the applicable excise tax. Mr. Horvath is subject to a 280G reduction of $148,052 in his CIC compensation in the event of a change in control termination as of December 31, 2022. Ms. Benedict is subject to a 280G reduction of $236,629 in her CIC compensation in the event of a change in control termination as of December 31, 2022.

Pay Versus Performance Disclosure
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K (“Item 402(v)”) and does not necessarily reflect value actually realized by the NEOs or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 21. The following tables and related disclosures provide information about (i) the total compensation (“SCT Total”) of our principal executive officer (“PEO”), who was our President and Chief Executive Officer, and our non-PEO Named Executive Officers (collectively, the “Other NEOs”) as presented in the Summary Compensation Table on page 33, (ii) the “compensation actually paid” (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures.

	Summary Compensation Table Total for PEO (b)		Average Summary Compensation Table total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e)	Value of Initial Fixed $100 Investment based on
Year (a)		Compensation Actually Paid to PEO (c)			Company TSR (f)	Peer Group TSR (g)	Net Income ($000) (h)	Operating Income ($000) (i)
2022	$3,724,859	$6,075,757	$898,252	$1,558,023	$74	$103	$(14,056)	$2,935
2021	$3,605,814	$(3,306,918)	$1,064,324	$296,858	$67	$142	$3,406	$15,411
2020	$3,971,305	$6,441,875	$1,209,599	$2,285,849	$103	$117	$(7,950)	$(7,664)
Names of PEO and Other NEOs (columns (b), (c), (d) and (e))
2022: PEO: Mr. DeGaynor; Other NEOs: Mr. Horvath, Mr. Borne, Mr. Zizelman and Ms. Benedict
2021: PEO: Mr. DeGaynor; Other NEOs: Mr. Horvath, Mr. Borne, Mr. Zizelman, Ms. Benedict, Mr. Krakowiak and Mr. Dono
2020: PEO: Mr. DeGaynor; Other NEOs: Mr. Krakowiak, Mr. Borne, Mr. Dono and Mr. Heigel
Adjustments to Calculate Compensation Actually Paid to PEO (column (c)) and Average Compensation Actually Paid to Other NEOs (column (e))
The table below describes the adjustments, each of which is required by SEC rules, to calculate CAP Amounts from the SCT Total of our PEO (column (b)) and our Other NEOs (column (d)). The SCT Total and CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402(v).

	PEO 2020	PEO 2021	PEO 2022	Other NEOs 2020	Other NEOs 2021	Other NEOs 2022
SCT Total Compensation	$3,971,305	$3,605,814	$3,724,859	$1,209,599	$1,064,324	$898,252
SCT Stock Award Adjustments: Deduct Amounts reported in SCT Stock Awards column	(2,549,966)	(2,649,911)	(2,768,357)	(585,803)	(504,179)	(500,305)
Equity Awards Granted during Fiscal Year:
Add Fair Value of Unvested Awards as of Year End	4,468,503	875,832	2,876,059	1,019,322	202,633	527,203
Add Fair Value of Vested Awards as of Vesting Date	—	—	—	—	—	100,708
Unvested Equity Awards Granted in prior Fiscal Years: Add/Subtract the Change in Fair Value from Prior Year End to Current Year End	1,441,560	(5,468,320)	2,268,153	710,860	(608,566)	517,949
Vested Equity Awards Granted in prior Fiscal Years: Add/Subtract the Change in Fair Value from Prior Year End to Vesting Date	(889,527)	329,667	(24,957)	(68,129)	142,646	14,216
Compensation Actually Paid	$6,441,875	$(3,306,918)	$6,075,757	$2,285,849	$296,858	$1,558,023
Total Shareholder Return (columns (f) and (g))
Total shareholder return assumes that dividends were reinvested on the day of issuance.

Peer Group Total Shareholder Return (column (g))
The peer group used in this disclosure is the Dow Jones U.S. Auto Parts Total Return Index, which is the same peer group used in Part II, Item 5 of our Form 10-K.
Net Income (column (h))
Net Income as reported in the Company’s Consolidated Statements of Income included in our Form 10-K.
Operating Income (column (i))
Operating income as reported in the Company’s Consolidated Statement of Income included in our Form 10-K. Operating income is referred to in our NEOs’ incentive programs (see page 25) in the Compensation Discussion and Analysis. Operating income was determined to be the most important financial performance measure linking CAP to Company performance for 2022 and therefore was selected as the 2022 “Company-Selected Measure” as defined in Item 402(v).
Performance Measures
The following list identifies the six most important performance measures used by our Compensation Committee to link CAP to our NEOs in 2022, calculated in accordance with SEC regulations, to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in the CD&A above. The measures in this list are not ranked.
•Cumulative Cash Flow
•Earnings Per Share
•Individual Performance
•Operating Income
•Three Year Cumulative Relative TSR
•Return On Invested Capital

Relationship Between Compensation Actually Paid and Performance
The graphs below show the relationship of compensation actually paid to our PEO and Other NEOs to (i) the Company’s net income, (ii) the Company’s operating income, (iii) the Company’s TSR and (iv) the peer group TSR based on the Dow Jones U.S. Auto Parts Total Return Index. CAP, as calculated in accordance with Item 402(v), reflects, among others, adjustments to the fair value of equity awards during the years presented. Factors impacting the fair value of equity awards include the price of our Common Shares at year end, as well as the projected and actual achievement of performance goals that do not include net income. These adjustments contributed significantly to the change in CAP reported for 2020 through 2022.

Compensation Actually Paid vs Total Shareholder Return Performance
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$(2,000,000)
$(4,000,000)
$160
$140
$120
$100
$80
$60
$40
$20
$0
2020
2021
2022
Compensation Actually Paid to PEO
Avg Compensation Actually Paid to Other NEOs
Stoneridge Total Shareholder Return
Peer Group Total Shareholder Return

Compensation Actually Paid vs Net Income and Operating Income
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$(2,000,000)
$(4,000,000)
$20,000
$15,000
$10,000
$5,000
$0
$(5,000)
$(10,000)
$(15,000)
$(20,000)
2020
2021
2022
Compensation Actually Paid to PEO
Avg Compensation Actually Paid to Other NEOs
Stoneridge Net Income ($000)
Stoneridge Operating Income ($000)

CEO Pay Ratio
In compliance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we undertook activities to calculate the ratio of our CEO’s total annual compensation to that of our median employee. For 2022, as permitted, we selected a substantially similarly compensated employee to the individual who was identified in 2020 as our original median paid employee as that individual terminated employment in 2022 and there have been no significant changes to our global employee population.
We calculated the 2022 total compensation for both the CEO and the median employee. Our median employee’s total annual compensation in 2022 was $11,185. Our CEO’s total annual compensation in 2022 for purposes of calculating the CEO pay ratio was $3,706,469. The ratio of our CEO’s total annual compensation from the Summary Compensation Table compared to the total annual compensation of our median employee is 331 to 1. We also reviewed the ratio excluding the CEO's 2022 LTIP grant to compare the CEO's total cash compensation to the total cash compensation of our median paid employee. That ratio is 86 to 1.
Director Compensation
Non-employee directors are compensated for their services as directors as shown in the following chart.

2022 Schedule of Director Fees
Cash Compensation
Annual Retainer-Director	$85,000
Annual Retainer-Chairman	170,000
Additional Compensation:
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating & Corporate Governance Committee Chair	10,000
Compliance & Ethics Committee Chair	10,000
Equity Compensation
Date of grant target value	120,000

The Compensation Committee reviews director compensation annually relative to data of the Company’s Comparator Group provided by TRS, its independent consultant, and recommends changes to the full Board for approval, as appropriate. For 2022, no changes were made to the compensation paid to the outside directors.
Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. On March 14, 2022, each director was granted 6,525 restricted common shares. The restrictions on those shares lapsed on March 1, 2023.

Director Compensation Table

Non-Employee Director	2022 Annual Cash Retainer	Committee Chair Fees	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Total Compensation ($)
Jeffrey P. Draime	$85,000	$—	$85,000	$120,000	$205,000
Ira C. Kaplan	85,000	—	85,000	120,000	205,000
Kim Korth	85,000	10,000	95,000	120,000	215,000
William M. Lasky	170,000	10,000	180,000	120,000	300,000
George S. Mayes, Jr.	85,000	10,000	95,000	120,000	215,000
Paul J. Schlather	85,000	—	85,000	120,000	205,000
Frank S. Sklarsky	85,000	11,875	96,875	120,000	216,875
Douglas C. Jacobs(2)	42,500	7,500	50,000	120,000	170,000
(1)The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(2)Mr. Jacob’s compensation reflects his service on the Board of Directors through May 17, 2022.
Director Share Ownership Guidelines
The Board has established share ownership guidelines for all non-employee directors. These guidelines provide that each director should own Company common shares equal in market value to four times the cash portion of the Board’s annual retainer. The Directors have a five-year accumulation period from implementation of the guideline or appointment to the Board to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.
Maximum Annual Director Compensation Policy
The Directors’ Restricted Stock Plan has a current maximum annual limit for equity grants to any non-employee director of 10,000 shares. The Board has adopted an annual limit for total compensation paid to a non-employee director of $350,000 in 2022.

OTHER INFORMATION
Shareholder’s Proposals for 2024 Annual Meeting of Shareholders
Matters for Inclusion in the Proxy Materials for the 2024 Annual Meeting of Shareholders
Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at our 2024 Annual Meeting of Shareholders must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before the close of business on December 7, 2023, for inclusion in our proxy statement and form of proxy relating to the 2024 Annual Meeting of Shareholders.
Matters for Consideration at the 2024 Annual Meeting of Shareholders, but not for Inclusion in the Proxy Materials
Matters for consideration at the 2024 Annual Meeting of Shareholders, but not for inclusion in the proxy materials, must be received by Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377 no later than the close of business on February 20, 2024. If notice of a matter for consideration is not timely received, the proxies solicited by the Board of Directors for the 2024 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal if presented at the meeting.
Universal Proxy Rule Deadline for the 2024 Annual Meeting of Shareholders
In addition to satisfying the requirements set forth under our Amended and Restated Code of Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Board’s nominees, at the 2024 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, no later than 60 days prior to the one-year anniversary date of the 2023 Annual Meeting of Shareholders, which is March 17, 2024.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. As a matter of practice, our staff and legal advisors assist our officers and directors in preparing initial reports of ownership and reports of changes in ownership and file those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) filing requirements were met with respect to the year ended December 31, 2022.

Other Matters
If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the Annual Meeting to (i) elect directors as set forth under “Election of Directors”, and (ii) FOR (a) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023; and (b) the approval of the advisory resolution on executive compensation on the Say-on-Pay vote, and (c) 1 Year on the Say-on-Frequency vote.
The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.
If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.
By order of the Board of Directors,
Robert M. Loesch
Secretary
Dated: April 6, 2023

39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377

SCAN TO
VIEW MATERIALS & VOTE

STONERIDGE, INC.
39675 MACKENZIE DRIVE, SUITE 400
NOVI, MI 48377

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 15, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRI2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 15, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04258-P87130 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STONERIDGE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ira C. Kaplan
02) Kim Korth
03) William M. Lasky
04) George S. Mayes, Jr.
05) Carsten J. Reinhardt
06) Sheila Rutt
07) Paul J. Schlather
08) Frank S. Sklarsky
09) James Zizelman

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2023.	☐	☐	☐
3. Approval, on advisory basis, of the 2022 compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 4.

	1 Year	2 Years	3 Years	Abstain
4. Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting and Proxy Statement dated April 6, 2023 is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V04259-P87130

STONERIDGE, INC.
Annual Meeting of Shareholders
May 16, 2023 11:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder signing the reverse side of this proxy card hereby appoints James Zizelman, Matthew R. Horvath and Susan C. Benedict, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the Common Shares of Stoneridge, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM EDT on May 16, 2023, via live webcast at www.virtualshareholdermeeting.com/SRI2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies, upon any other matter that properly comes before the Annual Meeting of Shareholders.

Continued and to be signed on reverse side